For:	Alamo Group Inc.

Contact:	Edward Rizzuti
EVP Corporate Development & Investor Relations
830-372-9600

Financial Relations Board
Joe Calabrese
212-827-3772

ALAMO GROUP INC. ANNOUNCES CEO SUCCESSION PLAN

SEGUIN, Texas, August 18, 2025 -- Alamo Group Inc. (NYSE: ALG) announced today that Robert P. Hureau will succeed Jeffery A. Leonard as President and Chief Executive Officer of the Company, effective September 2, 2025. Mr. Hureau is an accomplished executive with several decades of leadership experience in the industrial and life science sectors. He has a proven track record in scaling businesses and delivering significant returns.

Most recently, Mr. Hureau served as Chief Executive Officer of American Trailer World (“ATW”), a leading industrial manufacturer and retailer of trailers, truck equipment and aftermarket parts. During his tenure at ATW he merged and integrated two businesses to form ATW, executed on numerous acquisitions, led the highly successful sale of its aftermarket parts distribution business, delivered strong returns to its shareholders and built a culture centered around innovation and quality.
Prior to joining American Trailer World, Mr. Hureau held several executive positions in both private and public companies including EVP and Chief Financial Officer at Pharmaceutical Product Development (“PPD”), a global clinical research organization and SVP and Chief Financial Officer at Sensata Technologies, a global industrial manufacturer of highly engineered sensors and controls.

On behalf of the Board of Directors, Rick Parod, Alamo Group’s Board Chair said “After thorough succession planning and a comprehensive executive search process, we are excited to welcome Robert as Jeff Leonard’s successor. We believe he has a strong background with highly relevant experience for Alamo Group, and are confident that he is the right person to lead the Company in its next phase of its growth and development. Jeff has served the Company very well as President and CEO since he assumed the role in 2021, and we wish him all the best in his retirement.”

Robert Hureau added, “I am very excited to be joining the Alamo Group team. I believe the Company has a great business model and a talented management team that can deliver additional growth and profitability for our stockholders. I look forward to what we can accomplish together.”

About Alamo Group
Alamo Group is a leader in the design, manufacture, distribution, and service of high-quality equipment for vegetation management, infrastructure maintenance and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements, forestry equipment and related after-market parts and services. The Company, founded in 1969, has approximately 3,800 employees and operates 27 plants in North America, Europe, Australia, and Brazil as of June 30, 2025. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.

Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: adverse economic conditions which could lead to a reduction in overall market demand, supply chain disruptions, labor constraints, increasing costs due to inflation, disease outbreaks, geopolitical risks, including effects of the war in the Ukraine and the Middle East, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.